Exhibit 99.1

United States Antimony Corporation Reports

Third Quarter and Nine Months Ended September 30, 2026

Financial and Operating Results

Third Quarter 2026 Revenues Increased 16% to $10.1 Million

Antimony pounds sold up 68% in the quarter

Gross Profit Margin Expands to 42% from 23%

Gross Profit up 113% to $4.3 Million

Projected 2026 Antimony Sales of 1.68–1.81 Million Pounds; Up ~24%;

October Antimony Sales of ~310,000 Pounds; Highest Ever Monthly Volumes

Maintained Significant Liquidity Equal to Year-end 2025 of

~ $90 Million Including Marketable Securities

"The Critical Minerals and ZEO Company"

~ Antimony, Gold, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / November 12, 2026 / United States Antimony Corporation ("USAC," "US Antimony Corporation," or the "Company") (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, today reported its financial and operating results for the third quarter and nine months ended September 30, 2026.

Third Quarter 2026 Highlights

•	Revenue Growth: Generated revenue of $10.1 million in the third quarter of 2026, an increase of approximately 16% from $8.7 million in the third quarter of 2025.

•	Improved Gross Profit: Gross profit increased 113% to $4.3 million in the third quarter of 2026 from $2.0 million in the third quarter of 2025, while gross margin improved to approximately 42% from 23%.

•	Net Loss: Reported a net loss of $9.5 million for the quarter, which included $2.1 million of non-cash stock-based compensation expense, $0.8 million of depreciation and amortization expense, and a $3.8 million unrealized loss on the Company’s investment in Larvotto Resources Limited.

•	Antimony Revenue Growth Driven by DLA Shipments: Antimony revenue increased approximately 10% in the third quarter of 2026, while pounds sold increased 68% year-over-year, including approximately 162,000 pounds of antimony metal ingots accepted by the DLA, resulting in $5.1 million of revenue.

•	Industrial Antimony Volumes Up 10% Year-over-Year: Excluding DLA shipments, antimony pounds sold increased approximately 10% year-over-year to approximately 306,500 pounds in the third quarter of 2026, consisting primarily of antimony trioxide (“ATO”) sold to industrial customers in the flame-retardant and specialty-chemical end markets.

•	October DLA Shipments: In October 2026, the DLA accepted three additional shipments totaling approximately 113,000 pounds of antimony metal ingots, resulting in approximately $3.6 million in revenue, for which the Company has received payment. Through October, the DLA has accepted seven shipments totaling approximately 275,000 pounds, or approximately $8.7 million, all of which has been collected.

•	DLA Cycle Time Improving: The time from sampling to receipt of payment decreased to approximately 70 days for shipments five through seven from as long as 124 days for previous shipments, with laboratory approval, formal acceptance and payment each now taking approximately two to three weeks. These steps are performed by the DLA and its designated laboratories, and their timing is not within the Company’s control.

DLA Delivery Status
Shipment	Pounds	Value
1 & 2 (Accepted Jul 15; Paid Aug–Sep)	~82,000	~$2.60 Million
3 & 4 (Accepted Aug 24; Paid Sep)	~80,000	~$2.52 Million
5, 6, 7 (Accepted Oct 14; Paid Oct)	~113,000	~$3.60 Million
8 – 14 (8–11 sampled Oct; 12–14 waiting on sampling)	~249,000	~$6.60 Million
Total	~524,000	~$15.32 Million

•	Continued Growth in Zeolite Markets: Zeolite segment revenue grew 55% year-over-year to $1.0 million, with tons sold increasing 54% to 3,824 tons, reflecting continued penetration into the cattle market and expanded distribution across the Company's traditional industrial markets.

•	Strengthened Vertical Integration of the Domestic Antimony Platform: Invested $28.4 million in gross capital expenditures during the first nine months of 2026, primarily for the Thompson Falls smelter expansion, acquisition and development of the Radersburg midstream flotation facility, the purchase of additional mining claims in Montana and Alaska, and increased investment to further modernize our existing machinery and equipment located in both the U.S. and Mexico. The Company’s Radersburg processing plant commenced start-up in the third quarter and has begun processing mined volumes from the Company’s Stibnite Hill location. Additionally, the Company’s new state-of-the-art metallurgical laboratory recently became fully operational.

•	Department of War Award Expanded: During the third quarter, the Department of War modified the Company’s $27.0 million Defense Production Act award, increasing the amount authorized for payment to $20.3 million from $16.2 million. The Company has received $12.8 million under the award, with an additional $7.5 million authorized for payment upon the achievement and formal acceptance of certain specified milestones.

•	Continued Progression of Robust Critical Minerals Mining Portfolio:

o	Nolan Creek Technical Report and Bulk Sample: In October 2026, the Company published an Initial Assessment-level SEC Regulation S-K Subpart 1300-compliant Technical Report Summary for Nolan Creek, reporting measured and indicated resource value exceeding $314 million and inferred resource value exceeding $125 million. As an Initial Assessment-level report, it does not establish mineral reserves. Planning is underway for an approximately 1,000-ton exploration bulk sample at Nolan Creek, with timing subject to Mine Safety and Health Administration (MSHA) administrative processes. The resource report details prospective gold and antimony resource.

o	Fostung Tungsten Sampling Underway: The Company has commenced bulk sampling at its Fostung tungsten project in the Sudbury District of Ontario, building on the Initial Assessment-level Technical Report Summary published in April 2026, which estimated approximately 14.8 million tons of inferred mineral resources containing approximately 54.2 million pounds of tungsten.

•	Hydrometallurgical Joint Venture Planning Advancing: The Company continued planning for its 49%-owned joint venture with Americas Gold and Silver Corporation to construct and operate a new hydrometallurgical processing facility located in Idaho, including development of the joint venture’s budgets and project schedule.

•	Share Repurchase Program: In August 2026, the Board authorized a $100 million share repurchase program. During the third quarter, the Company repurchased 368,640 shares for approximately $1.7 million, with approximately $98.3 million remaining available under the program as of September 30, 2026. In October 2026, the Company repurchased an additional 404,397 shares for approximately $1.4 million.

•	Strong Liquidity and Financial Flexibility: As of September 30, 2026, the Company had $51.0 million in cash and U.S. Treasury securities, a $39.4 million equity investment in Larvotto Resources Limited at fair value, no borrowings outstanding under its $19.0 million margin credit line, and an additional $7.5 million in grant funding authorized for payment upon achievement and formal acceptance of specified milestones. On October 27, 2026, the Company received written notice from its Bolivian strategic supplier of its intention to prepay its $4.0 million convertible note due to USAC, together with accrued interest of approximately $177,000, without premium or penalty. The prepayment remains subject to final negotiation of several items, including a potential release of security, and if finalized would provide additional liquidity to the Company. As of the date of this release, the prepayment had not been received, and the parties remain in discussions regarding its timing. The Company’s exclusive long-term supply agreement with the supplier, and its exclusive license to the supplier’s antimony processing technology for use in North America and Australia, will remain in place.

Strategic Overview

During the third quarter of 2026, the Company continued to execute on its strategic focus of building a vertically integrated domestic antimony and critical minerals platform to support U.S. national security and supply chain resiliency. Key accomplishments during the quarter included the DLA’s formal acceptance of four shipments totaling approximately 162,000 pounds of antimony metal ingots, resulting in recognition of approximately $5.1 million in revenue and additional investment in the Radersburg, Montana flotation facility to modernize equipment and construct and equip a new laboratory, further strengthening the Company’s domestic antimony processing capabilities. Antimony revenue was generated concurrently from both Government and Industrial channels for the first time, with the Thompson Falls facility producing antimony metal ingots for the DLA and ATO for the Company’s industrial customers. The Department of War also increased the amount authorized for payment under the Company’s $27.0 million Defense Production Act award to $20.3 million from $16.2 million, and the Company initiated start-up of its Radersburg processing facility. The Company also continued to expand its domestic critical minerals portfolio through strategic mining claim acquisitions in both Alaska and Montana and, in October 2026, published an Initial Assessment-level Technical Report Summary for its Nolan Creek antimony and gold project located in Alaska, prepared in accordance with SEC Regulation S-K Subpart 1300. The Company is planning an initial approximately 1,000-ton bulk sample at Nolan Creek, with timing subject to MSHA administrative processes. Collectively, these accomplishments further strengthened the operational and financial foundation for the Company’s next phase of growth, positioning it to further increase antimony production, expand sales to the U.S. government and other customers, enhance utilization of its integrated processing platform, and continue developing its critical minerals portfolio in the U.S. and Canada.

Third Quarter 2026 Financial Results

The following table compares the Company’s third quarter 2026 results with both the second quarter of 2026 and the third quarter of 2025:

Key Operating and Financial Metrics
	Q3 2026	Q2 2026	Q3 2025	vs. Q2 2026	vs. Q3 2025
Total revenues ($ millions)	$10.1	$7.9	$8.7	+28%	+16%
Gross profit ($ millions)	$4.3	$0.6	$2.0	+636%	+113%
Gross margin	42%	7%	23%	+35 pts	+19 pts
Antimony pounds sold (contained)	468,842	428,425	279,607	+9%	+68%
DLA metal ingots accepted	162,327	—	—	n/m	n/m
Industrial (primarily ATO)	306,515	428,425	279,607	(28)%	+10%
Average antimony price ($/lb)	$18.83	$13.70	$28.72	+37%	(34)%
DLA realized ($/lb)	~$31.50	—	—	n/m	n/m
Industrial realized ($/lb)	~$12.16	$13.70	$28.72	~(12)%	~(58)%
Argus Antimony Regulus grade II min 99.65% Sb du Rotterdam, quarterly average ($/lb) (1)	$9.22	$12.01	$25.64	(23)%	(64)%
Average cost per pound ($/lb)	$10.19	$13.34	$20.89	(24)%	(51)%
Zeolite tons sold	3,824	6,609	2,491	(42)%	+54%

(1) Argus Antimony Regulus grade II min 99.65% Sb du Rotterdam, average of the mid-points of the published low–high range for each quarter, in U.S. dollars per metric ton converted at 2,204.62 pounds per ton. Antimony pounds are pounds of contained antimony (ATO at approximately 83% antimony content; metal at 100%).

Third quarter 2026 revenues were $10.1 million, compared to $8.7 million in the third quarter of 2025, an increase of approximately 16%. Antimony segment revenues were $8.8 million, compared to $8.0 million in the prior-year period. Pounds of antimony sold increased approximately 68% to 468,842 pounds from 279,607 pounds, while average selling prices declined approximately 34% to $18.83 per pound from $28.72 per pound. The increase in quarterly antimony revenue was attributable in part to sales under the Company's five-year contract with the Defense Logistics Agency (DLA). During the third quarter, the DLA formally accepted four shipments totaling approximately 162,000 pounds of antimony metal ingots, resulting in the recognition of approximately $5.1 million in revenue. The lower average selling price primarily reflected the worldwide decline in antimony market prices from the historic elevated levels experienced in 2025, partially offset by higher pricing on shipments made under the DLA contract. Average cost per pound declined approximately 51% to $10.19 from $20.89, reflecting lower market prices for feedstock. For the nine months ended September 30, 2026, revenues were $24.8 million, compared to $26.2 million in the prior-year period, as a 20% increase in antimony pounds sold was more than offset by a 28% decline in the average antimony sales price.

Excluding DLA shipments, antimony pounds sold increased approximately 10% to approximately 306,500 pounds from 279,607 pounds in the prior-year period, consisting primarily of ATO sold to the Company’s diversified base of industrial customers in flame-retardant and specialty-chemical end markets. Industrial antimony revenue was approximately $3.7 million, compared to $8.0 million in the prior-year period, as the average realized price on industrial sales declined approximately 58% to $12.16 per pound from $28.72 per pound, consistent with the decline in worldwide antimony market prices. For the nine months ended September 30, 2026, industrial antimony pounds sold increased approximately 3% to approximately 1.01 million pounds. The Company’s ATO customer base includes a five-year sales agreement entered into in November 2025 that provides a contractually fixed monthly delivery schedule through December 2026, with subsequent volumes and pricing (subject to semiannual market-based adjustments) set by mutual agreement every six months.

Gross profit increased significantly to $4.3 million in the third quarter of 2026, compared to $2.0 million in the third quarter of 2025, while gross margin improved to approximately 42% from 23%. The improvement was primarily attributable to higher antimony gross profit, which increased 85% to $4.0 million from $2.2 million, with antimony gross margin increasing to approximately 46% from 27%. The improvement in antimony margins primarily reflected higher selling prices on shipments made under the Company's DLA contract, together with lower average feedstock costs. Cost of revenues included write-downs of antimony inventory to net realizable value of $0.1 million in the third quarter and $0.3 million in the first nine months of 2026.

Zeolite revenue increased to $1.0 million in the third quarter of 2026 from $0.7 million in the prior-year period, driven primarily by a 54% increase in tons sold to 3,824 tons from 2,491 tons. The increase reflects the Company's expanded sales efforts, including continued penetration into the cattle market and growth in its traditional industrial markets. Zeolite gross profit was approximately $7,000, compared to a gross loss of approximately $26,000 in the prior-year period. The benefit of higher sales volumes was largely offset by increased freight costs (diesel fuel) associated with the Company's expanded geographic distribution and higher production costs.

The Company's inventory increased to $28.1 million as of September 30, 2026, compared to $12.5 million as of December 31, 2025, and $8.4 million as of September 30, 2025. The inventory consists primarily of finished antimony metal ingots and antimony oxide products, antimony ore and concentrates, and finished zeolite products. The increase primarily reflects the Company's strategic investment in antimony feedstock and finished products to support anticipated production growth and delivery requirements for both industrial customers and the DLA.

Operating expenses were $10.3 million in the third quarter of 2026, compared to $6.9 million in the prior-year period. The increase primarily reflects higher mineral exploration costs, increased general and administrative expenses, and higher professional fees associated with the Company's strategic growth initiatives. Mineral exploration expense increased approximately $3.4 million, primarily due to exploration activities in Alaska. General and administrative expenses increased approximately $1.0 million to support the Company's expanded operations and growth initiatives, while professional fees increased approximately $0.3 million. These increases were partially offset by a $1.7 million decrease in salaries and benefits, primarily reflecting lower non-cash share-based compensation included in salaries and benefits of $1.9 million, compared to $3.7 million in the prior-year period, due to the timing of stock award vesting.

The Company reported an operating loss of $6.0 million, compared to an operating loss of $4.9 million in the third quarter of 2025, and a net loss of $9.5 million, compared to $4.8 million in the prior-year three-month period. The 2026 operating loss included $2.1 million in non-cash stock-based compensation expense and $0.8 million of non-cash depreciation and amortization expense. Net loss was also affected by a $3.8 million unrealized loss on the Company’s equity investment in Larvotto Resources Limited.

Liquidity and Capital Resources

As of September 30, 2026, the Company had cash and cash equivalents and investments in U.S. Treasury securities held to maturity on a combined basis of $51.0 million, compared to $50.8 million at December 31, 2025. During the first nine months of 2026, the Company generated $41.8 million of net cash from financing activities, primarily from $49.1 million of net proceeds from “at-the-market” equity offerings and $2.1 million from the exercise of pre-existing common stock warrants. These proceeds were partially offset by $9.5 million of treasury stock acquired, including shares withheld for employee tax obligations and $1.7 million of common stock repurchases under the Company’s share repurchase program.

The Company’s use of operating cash primarily supported operations and working capital, including strategic investments in antimony feedstock inventory. These investments reflect the Company’s continued focus on expanding domestic antimony production and processing capacity and strengthening its vertically integrated critical minerals platform.

As noted above, the Company invested $28.4 million in capital expenditures through the first nine months of 2026. These expenditures were partially offset by $12.8 million of government grant proceeds received for qualifying Thompson Falls expansion costs.

The Company also maintains an investment in Larvotto Resources Limited which had a fair value of $39.4 million as of September 30, 2026. During the third quarter, the Company recorded an unrealized loss of $3.8 million, reflecting a decline in Larvotto’s share price on the Australian Securities Exchange and a weakening of the Australian dollar relative to the U.S. dollar.

As of September 30, 2026, the Company had working capital of approximately $56.2 million and no borrowings outstanding under its $19.0 million margin credit line. An additional $7.5 million of grant funding has been authorized for payment upon achievement and formal acceptance of certain specified milestones. Together with its cash, U.S. Treasury securities, and strategic equity investment, these resources provide financial flexibility to support ongoing operations and planned growth investments. Subsequent to quarter-end, the Company collected approximately $3.6 million for DLA shipments five through seven and received written notice of the supplier’s intention to prepay its $4.0 million convertible note receivable, together with accrued interest of approximately $0.2 million, subject to final negotiation of several items; as of the date of this release, the prepayment had not been received.

Remaining 2026 Outlook

Moves to Volume-Based Guidance; Expects 2026 Antimony Sales of 1.68 to 1.81 Million Pounds

Beginning with this press release, the Company is providing full-year guidance on a sales volume basis and is withdrawing its prior 2026 revenue guidance of $60 million to $75 million. For full-year 2026, the Company expects to sell approximately 1.68 million to 1.81 million pounds of antimony, compared with approximately 1.41 million pounds in 2025, an increase of approximately 24% at the midpoint. This includes approximately 276,000 to 356,000 pounds of antimony metal ingots accepted by the DLA and approximately 1.40 million to 1.45 million pounds of industrial antimony products, primarily ATO. Through September 30, 2026, the Company sold 1,176,064 pounds of antimony, including 162,327 pounds accepted by the DLA. In October 2026, the Company sold approximately 310,000 additional pounds of antimony, including approximately 113,360 pounds of antimony metal ingots accepted by the DLA and approximately 196,800 pounds of contained antimony in industrial ATO sales. The Company also expects to sell approximately 17,500 to 18,500 tons of zeolite in 2026, compared with 14,114 tons in the first nine months of the year and 1,319 tons in October 2026.

FY2026 Sales Volume Guidance
Product	Jan–Oct 2026 Actual	FY2026 Guidance
Industrial antimony (primarily ATO)	1,210,543 lbs	1.40 – 1.45 million lbs
DLA antimony metal ingots	275,688 lbs	275,688 – 355,615 lbs
Total antimony	1,486,231 lbs	1.68 – 1.81 million lbs
Zeolite	15,433 tons	17,500 – 18,500 tons

During 2026, revenue has diverged from the Company’s production and delivery activity because of lower antimony market prices, the timing of DLA acceptances, and a slower-than-planned ramp in metal ingot production at the expanded Thompson Falls smelter. The Argus Antimony Regulus grade II min 99.65% Sb du Rotterdam price declined approximately 63%, from approximately $22.23 per pound in late October 2025 to approximately $8.16 per pound on November 5, 2026, and the Company’s average realized price on industrial sales was $10.45 per pound in October 2026, compared with $28.72 per pound in the third quarter of 2025. DLA revenue is recognized only when each lot is sampled, approved, delivered and formally accepted, so a lot accepted shortly after a period-end shifts revenue into the following period without any change in the volume produced or the contracted price. The Company believes sales volume provides investors a clearer basis for evaluating its operating performance. The range for DLA volumes reflects the fact that the timing of DLA acceptances remains subject to the DLA’s internal processes: the low end assumes no further DLA acceptances in 2026, and the high end assumes acceptance of lots TF-8 and TF-9, totaling 79,927 pounds, before December 31, 2026.

Processing Run Rate

In October 2026, the Company sold a record of approximately 310,000 pounds of antimony, its highest monthly volume of the year, compared with a monthly average of approximately 156,000 pounds in the third quarter. At October 2026’s average industrial realized price of $10.45 per pound, each 100,000 pounds of industrial antimony represents approximately $1.05 million of revenue. For the DLA, at the current cycle of approximately 55 days from sampling to acceptance, lots sampled after early November 2026 would be expected to be accepted, and recognized as revenue, in early 2027; the timing of each acceptance remains determined by the DLA. Additionally, the Company has traditionally experienced a seasonal slowdown in ATO purchases in December.

DLA delivery cadence is improving as the Company and the DLA move down the learning curve of managing the new contract. While cycle times have improved, the timing of each step after the Company submits a lot for sampling — laboratory approval of the certificate of analysis, authorization to ship, inspection, formal acceptance and payment — is determined by the DLA and is not within the Company’s control. Lots TF-8 through TF-11, totaling 122,172 pounds, were sampled in early October 2026, and lots TF-12 through TF-14 are awaiting sampling. The Company’s guidance assumes that, at most, lots TF-8 and TF-9 are accepted before December 31, 2026, and that lots TF-10 through TF-14 are accepted in 2027. Whether lots TF-8 and TF-9 are accepted before December 31, 2026 or in early 2027, which depends on the timing of the DLA’s approval and acceptance processes, is the principal factor determining where 2026 DLA volumes fall within the guidance range. The Company’s DLA delivery orders total approximately $57.3 million, of which approximately $8.7 million has been accepted and paid through October 2026; the remaining approximately $48.6 million of orders carry periods of performance running through 2029.

The status of the Company’s DLA delivery orders as of October 31, 2026 is summarized below:

DLA Delivery Order Status (as of October 31, 2026)
Delivery order	Pounds ordered	Order value		Pounds accepted	Remaining value
0001 (Sep 2025)	315,000	$9.9	M	275,688	$1.2	M
0002 (Jan 2026)	60,513	$1.9	M	—	$1.9	M
0003 (Jun 2026)	654,578	$15.5	M	—	$15.5	M
0004 (Jun 2026)	2,000,000	$30.0	M	—	$30.0	M
Total	3,030,091	$57.3	M	275,688	$48.7	M

Industrial demand for ATO remains steady. Industrial antimony pounds sold increased year-over-year in both the third quarter and the first nine months of 2026 despite lower market prices, and the Company’s five-year ATO agreement provides a fixed monthly delivery schedule through December 2026. Because industrial ATO pricing generally follows market prices, lower prices reduce industrial revenue per pound but also lower the Company’s feedstock costs, as reflected in the approximately 51% decline in the Company’s average cost per pound in the third quarter of 2026. In October 2026, industrial ATO sales were approximately 196,800 pounds of contained antimony at an average realized price of $10.45 per pound. The Company expects average cost per pound to continue to benefit from lower feedstock costs and from higher throughput as utilization of the expanded Thompson Falls smelter continues to increase.

Underlying government and industry demand for domestically sourced antimony remains robust, and the Company continues to expect the DLA IDIQ contract to be a meaningful long-term revenue contributor, as the only company qualified to meet such order demand. As Thompson Falls capacity utilization continues to increase, in combination with the Company’s new processing capacity at Radersburg and improved processing at the Company’s Mexican operations, the Company expects to further expand the volume of antimony products it can supply to both government and industrial customers in 2027 and beyond.

Management Commentary

Commenting on the third quarter and nine months ended September 30, 2026 results, Mr. Gary C. Evans, Chairman and Chief Executive Officer of US Antimony Corporation, stated: “During the third quarter, we began to see the progress we have made across all of our operations translate into stronger financial results. The DLA accepted four shipments totaling approximately 162,000 pounds of antimony metal ingots, allowing us to recognize $5.1 million in revenue, followed by three additional shipments totaling approximately 113,000 pounds accepted in October, representing another $3.6 million in additional sales, all of which has been collected. That pace was slower than we anticipated back in August, when we expected $9 to $10 million of DLA revenues during the third quarter. These were the first deliveries under our new exclusive contract, and every step — sampling, assay, shipment, inspection and acceptance — took longer than originally anticipated. Since then, we have cut the time from sampling to payment from as long as 124 days to about 70 days, and while the timing of each approval and acceptance ultimately rests with the DLA, we expect the process to continue to become more routine as we move into fiscal year 2027. Our industrial ATO business continues to perform as well — industrial pounds sold were up about 10% from a year ago levels, and our diversified ATO customer base remains active. With antimony prices down more than 60% from a year ago, and revenue timing tied to government acceptance dates, we are moving to volume-based guidance beginning today, which better reflects what we do control — producing and delivering antimony. We expect to sell 1.68 to 1.81 million pounds of antimony in 2026, up about 24% from 2025 at the midpoint, and October was our highest monthly sales volume, with more than 310,000 pounds sold. We continue to expand our vertical integration at a rapid pace. On the processing side, Radersburg completes an important piece of our vertically integrated, 100%-owned domestic antimony platform, giving us an in-house, fully permitted concentration facility in Montana, greater control over our supply chain, and significantly reduced reliance on third-party mills and labs. While antimony prices have declined from the historic elevated levels seen in 2025, we have continued to secure feedstock and build inventory to support expected customer demand at prices that allow meaningful gross margins. We are also continuing to expand our domestic critical minerals portfolio, including Nolan Creek in Alaska, for which we published an initial Technical Report Summary in October. As we advance Nolan Creek and Fostung Tungsten, we expect both gold and tungsten to become an increasingly important part of our business. As mining of these minerals from our new projects are produced and sold, investors will see it reported within a separate precious metals revenue line item. Looking ahead, our priorities are to fulfill outstanding DLA orders, increase shipments to our industrial customers, continue ramping up domestic processing, and grow our zeolite business. Maintaining our high liquidity is paramount to our success. Our cash and U.S. Treasury securities of $51.0 million at September 30 are in line with year-end 2025 levels, even with our expanded capital expenditure program in 2026. This reflects our disciplined approach to funding growth while maintaining a strong balance sheet. We believe these investments provide a strong foundation for growth and move us closer to our long-term goal of building a fully vertically integrated U.S. antimony and critical minerals supply chain, the only one existing in the free world.”

Conference Call Details

US Antimony management will host a conference call on Thursday, November 12, 2026 at 4:15 p.m. Eastern time to discuss its third quarter 2026 financial and operating results, followed by a question-and-answer period.

Date: Thursday, November 12, 2026

Time: 4:15 p.m. Eastern time

Toll-free dial-in: 888-506-0062

International dial-in: 973-528-0011

Participant access code: 668977

Webcast URL: https://www.webcaster5.com/Webcast/Page/2604/54703

A replay of the conference call and the transcript will be available in the Investors section of the Company's website at https://www.usantimony.com/investors.

About United States Antimony Corporation

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," "U.S. Antimony," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third-party ore. At its Bear River Zeolite ("BRZ") facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. From 2024 through 2026, the Company has acquired mining claims, real properties (patented claims), and leases located in Alaska, Montana, and Ontario, Canada — including the Radersburg flotation mill acquired in the first quarter of 2026 — to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's full-year 2026 sales volume guidance, the expected ramp-up of production at the Thompson Falls smelter and Radersburg flotation facility, the expected timing, volume and contribution of shipments under the DLA contract, including the timing of sampling, inspection, delivery and formal acceptance of shipments by the DLA and expected improvements in delivery cycle times, the expected impact of in-house ore processing on margins, the recognition and continuation of funding under the DoW grant program, the value of and expected returns on the Company’s investment in Larvotto Resources Limited, the expected contribution of the Company’s mining claims and of the Nolan Creek project, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management's beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," "could," and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; the Company’s dependence on the DLA contract and the U.S. government’s ability to modify, delay, reduce, or terminate orders, including for convenience, under that indefinite-delivery, indefinite-quantity contract, which does not guarantee any minimum purchase volume; delays in the sampling, inspection or acceptance of shipments by the DLA; the risk that the assumptions underlying the Company’s full-year 2026 sales volume guidance prove incorrect; the Company’s ability to complete the Thompson Falls expansion and other capital projects on the anticipated timeline and budget and to achieve expected production rates; the availability, quality, and cost of third-party antimony feedstock, including deliveries from the Company’s partner in Bolivia; volatility in the market value of, and currency exposure relating to, the Company’s investment in Larvotto Resources Limited; dilution and other effects of the Company’s equity issuances; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contacts

Investor Relations Contact:

Jonathan Miller, VP, Investor Relations

United States Antimony Corporation

4438 W. Lovers Lane, Unit 100

Dallas, Texas 75209

Email: Jmiller@usantimony.com

Phone: 406-606-4117

Media Relations Contact: Anthony D. Andora Edge Consulting, Inc. 1560 Market Street, Suite 701 Denver, Colorado 80202 Email: Anthony@EdgeConsultingSolutions.com Phone: 720-317-8927

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenues	$10,133,437	$8,701,951	$24,843,107	$26,227,079
Cost of revenues	5,839,295	6,688,509	18,856,201	19,004,362
Gross profit	4,294,142	2,013,442	5,986,906	7,222,717
Operating expenses:
General and administrative	1,852,801	882,909	4,795,027	2,276,455
Salaries and benefits	3,218,465	4,940,319	13,322,618	7,305,380
Professional fees	776,005	522,531	3,146,690	1,441,436
Mineral exploration	4,407,039	1,037,637	4,935,671	1,145,925
Gain on sale or disposal of property, plant and equipment, net	-	(8,216)	(1,900)	(8,716)
Gain on lease termination	-	(469,822)	-	(469,822)
Other operating expenses	23,177	25,266	270,240	71,242
Total operating expenses	10,277,487	6,930,624	26,468,346	11,761,900
Loss from operations	(5,983,345)	(4,917,182)	(20,481,440)	(4,539,183)
Other income (expense), net:
Interest and investment income	473,542	150,563	1,227,442	472,719
Unrealized loss on investment in equity securities	(3,845,926)	-	(1,121,103)	-
Other miscellaneous income (expense), net	18,719	(14,081)	(73,469)	13,843
Total other income (expense), net	(3,353,665)	136,482	32,870	486,562
Loss before income taxes and equity in losses of joint venture	(9,337,010)	(4,780,700)	(20,448,570)	(4,052,621)
Income tax expense	-	-	-	-
Loss before equity in losses of joint venture	(9,337,010)	(4,780,700)	(20,448,570)	(4,052,621)
Equity in losses of joint venture	(189,046)	-	(261,686)	-
Net loss	(9,526,056)	(4,780,700)	(20,710,256)	(4,052,621)
Preferred dividends	(1,875)	(1,875)	(5,625)	(5,625)
Net loss available to common shareholders	($9,527,931)	($4,782,575)	($20,715,881)	($4,058,246)

Net loss per share:
Basic	($0.06)	($0.04)	($0.14)	($0.03)
Diluted	($0.06)	($0.04)	($0.14)	($0.03)
Weighted average shares outstanding:
Basic	149,528,881	123,412,910	145,945,136	118,494,796
Diluted	149,528,881	123,412,910	145,945,136	118,494,796

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$30,053,201	$30,494,320
Investment in debt securities held to maturity	4,709,690	4,577,706
Accounts receivable, net	1,927,432	4,213,305
Inventories	28,126,132	12,522,009
Prepaid expenses and other current assets	2,781,399	434,842
Note receivable	4,000,000	2,500,000
Total current assets	71,597,854	54,742,182
Property, plant and equipment, net	61,865,400	42,374,839
Operating lease right-of-use assets	21,261	48,106
Investment in debt securities held to maturity - noncurrent	16,219,988	15,773,251
Investment in equity securities	39,373,225	40,494,328
Investment in joint venture	53,914	-
Restricted cash	821,612	162,756
Other assets, net	330,207	330,207
Total assets	$190,283,461	$153,925,669
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$11,886,135	$6,924,518
Accrued liabilities	3,170,289	2,937,842
Accrued liabilities - directors	153,875	143,931
Current portion of operating lease liabilities	13,134	34,103
Current portion of long-term debt	142,279	136,942
Total current liabilities	15,365,712	10,177,336
Operating lease liabilities, net of current portion	8,127	14,003
Long-term debt, net of current portion	146,287	58,483
Asset retirement obligations	2,818,200	2,720,658
Total liabilities	18,338,326	12,970,480
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY
Preferred stock $0.01 par value, 50,000,000 shares authorized:
Series A - no shares issued and outstanding	-	-
Series B - 750,000 shares issued and outstanding (liquidation preference $988,125 and $982,500, respectively)	7,500	7,500
Series C - 177,904 shares issued and outstanding (liquidation preference $97,847 both periods)	1,779	1,779
Series D - no shares issued and outstanding	-	-
Common stock, $0.01 par value, 500,000,000 shares authorized; 150,746,204 and 140,042,270 shares issued, respectively	1,507,462	1,400,423
Treasury stock (1,422,695 and 149,639 shares of common stock at cost, respectively)	(11,135,959)	(574,153)
Additional paid-in capital	247,763,158	185,608,189
Accumulated deficit	(66,198,805)	(45,488,549)
Total stockholders' equity	171,945,135	140,955,189
Total liabilities and stockholders' equity	$190,283,461	$153,925,669

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($20,710,256)	($4,052,621)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	1,696,441	839,353
Accretion of asset retirement obligation	97,542	58,449
Noncash operating lease expense	-	289,542
Share-based compensation	9,813,043	4,688,772
Accretion income from investment securities held to maturity	(584,995)	(222,440)
Paid-in-kind interest from notes receivable	(127,276)	-
Gain on sale or disposal of property, plant and equipment, net	(1,900)	(8,716)
Gain on lease termination	-	(469,822)
Equity in losses of joint venture	261,686	-
Write-down of inventory to net realizable value	268,369	-
Change in allowance for credit losses	762	5,798
Unrealized loss on investment in equity securities	1,121,103	-
Changes in operating assets and liabilities:
Accounts receivable	2,285,111	(804,211)
Inventories	(16,229,062)	(7,167,437)
Prepaid expenses and other current assets	(2,346,557)	(1,726,295)
IVA receivable and other assets	-	(500,128)
Accounts payable	(507,968)	2,672,335
Accrued liabilities	232,447	228,492
Accrued liabilities – directors	9,944	(51,757)
Net cash used in operating activities	(24,721,566)	(6,220,686)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturity of debt securities held to maturity	1,301,000	-
Purchases of debt securities held to maturity	(1,294,726)	(19,934,953)
Proceeds from note receivable principal payment	100,000	-
Additional advance under convertible note receivable	(1,116,154)	-
Proceeds from sales of property, plant and equipment	1,900	8,716
Investment in joint venture	(315,600)	-
Proceeds from government grant related to capital expenditures	12,848,246	-
Purchases of property, plant and equipment	(28,354,536)	(16,069,244)
Net cash used in investing activities	(16,829,870)	(35,995,481)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(117,986)	(98,756)
Proceeds from exercises of stock options	259,501	55,000
Treasury stock acquired	(9,500,144)	(409,246)
Proceeds from issuance of common stock, net of issuance costs	49,053,278	38,440,596
Proceeds from exercise of warrants	2,074,524	4,427,756
Net cash provided by financing activities	41,769,173	42,415,350
NET INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	217,737	199,183
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	30,657,076	18,270,898
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$30,874,813	$18,470,081

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash	$71,532	$14,642
NON-CASH FINANCING AND INVESTING ACTIVITIES:
Recognition of operating lease liability and right-of-use asset	$-	$63,416
Equipment purchased with note payable	$211,127	$-
Property and equipment included in accounts payable / accrued liabilities	$5,469,585	$-